FILENAME \* MERGEFORMAT Wallbox - Framework Agreement

Signature version

Exhibit 4.22

FRAMEWORK DEBT REORGANIZATION AGREEMENT

between

WALL BOX CHARGERS, S.L.U.

WALLBOX USA INC

AR ELECTRONICS SOLUTIONS, S.L.U.

as Accredited

WALL BOX CHARGERS, S.L.U.

WALLBOX NV

as Guarantors

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

BANCO SANTANDER, S.A.

as initial Funding Entities

DLA Piper Spain, S.L.U.

Paseo de la Castellana 39, 28046 Madrid

T: +34 91 319 12 12

F: +34 91 319 19 40

www.dlapiper.com

FILENAME \* MERGEFORMAT Wallbox - Framework Agreement

Signature version

INDEX
CLAUSE	PAGE

1.	PURPOSE OF THE AGREEMENT FRAME	8
2.	INTERPRETATION	8
3.	TERMS AND CONDITIONS COMMON TO L/P FINANCING	8
4.	COMMITMENT MAINTENANCE OF WORKING CAPITAL LINES	9
5.	REPORTING OBLIGATIONS OF BORROWERS	10
6.	OBLIGATIONS ADDITIONAL TO THOSE ACCREDITED	10
7.	DECLARATIONS OF THE OBLIGATED PARTIES	11
8.	RESPONSIBILITY OF FUNDING ENTITIES	12
9.	COLLABORATION BETWEEN THE FUNDING ENTITIES	12
10.	RESOLUTION OF THE COMMITMENTS OF THE FUNDING ENTITIES	12
11.	ASSIGNMENTS AND CONFIDENTIALITY	14
12.	COSTS AND EXPENSES	15
13.	COMMUNICATIONS	16
14.	CONDITIONS PRIOR TO OR SIMULTANEOUS TO THE SIGNING OF THIS FRAMEWORK AGREEMENT	16
15.	VAT AND TAX ON PROPERTY TRANSFERS AND DOCUMENTED LEGAL ACTS	16
16.	COMPUTATION DEADLINES	17
17.	PROTECTION DATA. PROCESSING OF PERSONAL DATA OF THE REPRESENTATIVES SIGNATORIES TO THIS FRAMEWORK AGREEMENT AND, WHERE APPROPRIATE, OTHER NATURAL PERSONS DESIGNATED FOR THE PURPOSES OF NOTIFICATIONS OR FOR THE DEVELOPMENT OR EXECUTION OF THE FRAMEWORK AGREEMENT.	18
18.	ANTICORRUPTION	18
19.	NULLITY PARTIAL	19
20.	LAW	19

FILENAME \* MERGEFORMAT Wallbox - Framework Agreement

Signature version

In Barcelona, on 11 November 2024.

Before Ms. Laura Nogales Martín, Notary of Barcelona and of the Illustrious Notarial Association of Catalonia.

INVOLVED

On the one hand,

WALL BOX CHARGERS, S.L.Or. ("Wallbox Chargers") with registered office in Madrid, Paseo de la Castellana, number 95, 28th floor and with N.I.F. B66542903. The person(s) identified in the intervention procedure of this document act in their name and on their behalf .

WALLBOX USA INC. (the "Wallbox USA") with its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, United States and with N.I.F. N0258284I. The person(s) identified in the intervention procedure of this document act in their name and on their behalf.

AR ELECTRONIC SOLUTIONS, S.L.U. ("AR Electronic") with registered office at Carrer del Foc 68, 08038-Barcelona and with N.I.F. B66162413. The person(s) identified in the intervention procedure of this document act in their name and on their behalf .

WALLBOX N.V., a company duly incorporated under the laws of the Netherlands, registered in Amsterdam and having its registered office at Carrer del Foc 68, 08038 Barcelona, Spain and N.I.F. N0098134J ("Wallbox NV"). The person(s) identified in the intervention procedure of this document act in their name and on their behalf .

Hereinafter:

(i) Wallbox Chargers in its capacity as an accredited party under the financing contracts and/or working capital lines identified in Annex I;

(ii) Wallbox USA in its capacity as an accredited under the financing agreements and/or working capital lines identified in Annex I; and

(iii) AR Electronic in its capacity as an accredited under the financing contracts and/or working capital lines identified in Annex I;

they will be called the "Accredited Parties" and each of them, individually and indistinctly, will be called the "Accredited Parties".

Likewise

(iv) Wallbox NV in its capacity as guarantor under the BBVA Financing Agreement identified in Exhibit III below; and

(v) Wallbox Chargers in its capacity as guarantor under the CESCE Santander Financing Agreement identified in Exhibit III below,

the "Guarantors" shall be referred to as the "Guarantors" and each of them, individually and indistinctly, shall be referred to as the "Guarantor".

Finally, the Borrowers and the Guarantors will be jointly referred to as the "Obligated Parties" and each of them, individually and indistinctly, the "Obligor".

And on the other hand,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. ("BBVA"), a credit institution with registered office in Bilbao, Plaza de San Nicolás, 4 and with tax identification number A-48265169. The persons whose data are identified in the intervention procedure of this document act in their name and on their behalf.

BANCO SANTANDER, S.A. ("Santander"), a credit institution with registered office in Santander, Paseo de Pereda, 9-12 and with N.I.F. A-39000013. The persons identified in the intervention procedure of this document act in their name and on their behalf.

Hereinafter, the financial institutions identified above, together with those others that adhere to this document in accordance with the provisions of Clause 6.2 and, if applicable, the transferee entities of any of them that adhere to this document by virtue of the provisions of the 11.2, shall be called, jointly, the "Funding Entities" and, individually, each of them indistinctly, a "Funding Entity”.

EXPOSED

I. That the Accredited Companies are companies mainly dedicated to the sector of advanced chargers for electric vehicles and innovative energy management systems, which are part of a group of companies – under the terms of Article 42 of the Commercial Code – whose parent company is Wallbox NV (hereinafter, the "Group").

II. That, on this date, the Borrowers (and certain companies of their Group) have subscribed the following indebtedness in order to be able to meet their general corporate needs:

a) certain long-term financing subscribed with the initial Financing Entities and with CaixaBank, S.A. bilaterally and long-term financing subscribed with a syndicate of financing entities in which EBN Banco, S.A. has the position of agent, the details of which are identified in Annex I (A) to this Framework Agreement (the "L/P Financing");

b) certain bilateral working capital lines of various types subscribed with the initial Financing Entities and with Caixabank, S.A., the details of which are identified in Annex I (B) to this Framework Agreement (the "Working Capital Lines").

III. That among the L/P Financings are the following long-term financings subscribed with the initial Financing Entities:

a) a long-term financing agreement for an amount of €17,897,450.86 signed by Wallbox USA, as Borrower, Wallbox Chargers, as Guarantor and Santander, as Financing Entity, on December 20, 2022, which is covered by Compañía Española de Seguros de Crédito a la Exportación S.A. ("CESCE") acting on behalf of the Spanish State through a "Green Investment Policy" with a maximum coverage of eighty percent (80%) (the " CESCE Policy"), which was intervened in a commercial policy on the same date by the Notary Public of Barcelona, Ms. Laura Nogales Martín, with number 287 of her registry book (the "CESCE Santander Financing Agreement");

b) the following "smart" loan agreements entered into by Wallbox Chargers, as borrower and Santander as lender:

- loan agreement number 0049 1878 97 1030030660 for an amount of €2,000,000 signed on May 28, 2021; intervened on the same date by the Notary of Barcelona, Mr. Jaime Agustín Justribó, with number 137 of his registry book.

- loan agreement number 0049 1878 96 1030030702 for an amount of €2,100,000 signed on July 16, 2021; intervened on the same date by the Notary Public of Barcelona, Ms. Laura Nogales Martín, with number 200 of her registry book.

- loan agreement number 0049 1878 99 1030030726 for the amount of €2,200,000 signed on August 5, 2021; intervened on the same date by the Notary of Barcelona, Ms. Laura Nogales Martín with number 216 of her registry book.

- loan agreement number 0049 1878 93 1030030727 for an amount of €2,000,000 signed on September 2, 2021; intervened on the same date by the Notary of Barcelona, Ms. Laura Nogales Martín with number 223 of her registry book

- loan agreement number 0049 1878 90 1030030741 for an amount of €4,300,000 signed on 18 October 2021; intervened on the same date by the Notary Public of Barcelona, Ms. Laura Nogales Martín with number 250 of her registry book;

c) a long-term financing agreement for an amount of €25,000,000 signed by Wallbox Chargers, as Borrower, Wallbox NV, as Guarantor and BBVA, as Financing Entity, on February 9, 2023, which was intervened in a commercial policy on the same date by the Notary Public of Barcelona, Ms. Laura Nogales Martín, with number 24 of its registry book (the "BBVA Financing Agreement").

IV. That, in order to optimize its financial structure and contribute to strengthening the continuity and viability of the Group's activity, the Borrowers have requested the Financing Entities to formalize this Framework Agreement in order to regulate certain terms common to the L/P Financing, as well as the commitment to maintain the Working Capital Lines in force.

V. That the Financing Entities and the Obligated Parties acknowledge and accept that for the signing of this Framework Agreement and the modifying novation of the L/P Financing in the terms contained herein, it has been essential that, prior to or simultaneously with its signing, each and every one of the conditions referred to in Clause 14 subsequently, to the satisfaction of the Funding Entities.

VI. That, in consideration of the foregoing, the initial and Accredited Financing Entities, stating the validity of the powers by virtue of which they intervene, agree to sign this "Framework Agreement for Debt Reorganization" (the "Framework Agreement"), based on the following

CLAUSES

1. PURPOSE OF THE FRAMEWORK AGREEMENT

The purpose of this Framework Agreement is to establish certain commitments to be assumed by the parties in relation to L /P Financing, to establish a series of terms and conditions common to all of them (where appropriate and on a complementary basis, through the modifying novation of the aforementioned L/P Financing) and to regulate a commitment to maintain the Working Capital Lines in force.

2. INTERPRETATION

The parties to this Framework Agreement expressly acknowledge and accept that the interpretation and compliance with the L/P Financing must in all cases be consistent with the content of this Framework Agreement, with the understanding that, in the event of inconsistency between the provisions of any of the L/P Financing and the provisions of this Framework Agreement, The provisions herein shall prevail.

Finally, for the purposes of this Framework Agreement:

(i) the L/P Financings, as they are modified by virtue of this Framework Agreement (and without prejudice to any possible bilateral modifying novation that may be formalized by the corresponding parties), will be referred to as the "Financing Agreements" and any of them, individually and indistinctly, the or a "Financing Agreement"; and

(ii) the joint amount of the debt assumed by the Borrowers as principal under the L/P Financings pending amortization or repayment at any given time will be referred to as the "Total L/P Debt".

3. TERMS AND CONDITIONS COMMON TO L/P FINANCING

The parties to this Framework Agreement agree that, in addition to the provisions included in each of the L/P Financing that are not modified by virtue of this Framework Agreement, they will also be governed by the following terms and conditions, which will be common to all of them:

3.1 Ordinary depreciation

The Total L/P Debt will be amortized by the corresponding Borrower in accordance with the provisions of the respective L/P Financing.

However, by virtue of this Framework Agreement, the parties agree to introduce a grace period of eighteen (18) months in the respective repayment schedules from the following dates:

(i) the BBVA Financing Agreement with retroactive effect from November 9, 2024 (inclusive);

(ii) L/P Financing subscribed with Santander other than the CESCE Santander Financing Agreement: from the date of signature of this Framework Agreement;

(iii) the CESCE Santander Financing Agreement: from the date on which they sign the corresponding amending novation agreement, under the terms provided for in Clause 6.1 posterior; and

(iv) in the case of L/P Financing of any other Financing Entity that adheres to this Framework Agreement under the terms provided for in Clause 6.2 subsequent: from the date of the respective accession to the Framework Agreement.

The grace period will be implemented by proportionally increasing the remaining principal repayment instalments after the end of the grace period by an amount equivalent to the sum of the instalments subject to grace period and, therefore, the payment dates of such instalments and the maturity dates of the underlying L/P Financing will remain unchanged.

3.2 Prevalence of the Framework Agreement

The parties acknowledge and confirm that the provisions contained in this Clause 3 and, in particular, in the Clause 3.1, amend each of the L/P Financing Agreements and agree that, in the event of any discrepancy between the provisions of each of the L/P Financing Agreements and the provisions of this Clause, the latter shall prevail.

4. COMMITMENT TO MAINTENANCE OF WORKING CAPITAL LINES

In addition to the introduction of the grace period for principal under Clause 3.1 above, the Financing Entities undertake, for their own benefit and interest as well as that of the Obligated Parties and the companies of their Group, to renew the Working Capital Lines and to keep them in force, at least, for a period of twenty-four (24) months from the signing of this Framework Agreement (i.e., at least until November 11, 2026) for the maximum amounts indicated in Annex I (B), provided that the Borrower or the Group company in question, as applicable, is in strict compliance with the provisions of the respective Working Capital Line and the respective Financing Agreements; or, in the event of non-compliance, provided that it has been remedied by the corresponding Borrower in due time and form or dispensed with by the corresponding Financial Institution.

For clarification purposes, in the event that the Borrower in question is in the event of non-payment of any of the Working Capital Lines or the L/P Financing, and such non-compliance was not remedied by the corresponding Borrower in a timely manner or expressly dispensed by the corresponding Financial Institution, then the Financing Entities will not be obliged to allow the making of withdrawals under the respective Working Capital Lines. nor to extend its term of validity when the expiration date in force at the time of the breach arrives.

5. REPORTING OBLIGATIONS OF BORROWERS

In addition to the obligations established in each of the L/P Financings and/or Working Capital Lines (as applicable), the Borrowers assume with respect to themselves – and, where appropriate, with respect to the companies of their Group vis-à-vis the Financing

Entities – the obligation to immediately inform the Financing Entities in writing of the occurrence of any circumstance of which they are aware:

(a) that has the effect (or could reasonably be expected to have the effect of) any of the formal statements in the Clause 7 subsequent to the date of this Framework Agreement;

(b) that constitutes or could constitute the maturity or early termination of any of the L/P Financings and/or the Working Capital Lines and, upon receipt of a written request to that effect from the Financing Entities, confirm that, except as previously notified or in the confirmation itself, no cause for maturity or early termination of any of them has occurred;

(c) that results or is likely to result in "material adverse change" (as that term is referred to and defined in each Financing Agreement);

(d) that constitutes some case of mandatory early repayment in accordance with the provisions of the corresponding Financing Agreement; or

(e) that reveals the current or imminent insolvency of any of the Obligors in accordance with the provisions of the Insolvency Law (or any other equivalent applicable regulations) or the start of the opening of negotiations with their creditors.

6. ADDITIONAL OBLIGATIONS OF THE BORROWERS

In addition to the obligations contained in the respective L/P Financing or in the Working Capital Lines, by virtue of this Framework Agreement, the Borrowers undertake to:

6.1 to sign the amending novation of the CESCE Santander Financing Agreement in order to implement the changes agreed under this Framework Agreement within three (3) months from this date, once CESCE's authorisation for this purpose has been obtained;

6.2 make its best efforts to ensure that the Financing Entities of L/P Financing and Working Capital Lines that have not signed this Framework Agreement on the date of original signature, adhere to it by means of a public instrument within a period not exceeding six (6) months from its granting (i.e. before or on May 11, 2025), pursuant to the accession document, the specimen of which is annexed to this Framework Agreement as Annex II;

6.3 make their best efforts to ensure that Group companies in which they are accredited and/or guarantors of L/P Financing and Working Capital Lines that have not signed this Framework Agreement on the date of original signature, adhere to it by means of a public instrument within a period not exceeding six (6) months from its granting (i.e. before or on May 11, 2025), by virtue of the accession document, the specimen of which is annexed to this Framework Agreement as Annex III;

6.4 not to constitute any real or personal guarantee, in security of the Financing Agreements and/or the Working Capital Lines other than those existing on the date of signing this Framework Agreement; and

6.5 not to incur financial indebtedness in addition to that existing on the date of signature of this Framework Agreement and which is identified in Annex IV. Notwithstanding the foregoing, the Borrowers may change their financial institution and/or the financial instruments detailed in Annex IV, provided that the total amount of financial indebtedness detailed in said Annex IV is not exceeded.

7. DECLARATIONS OF THE OBLIGATED PARTIES

7.1 The Obligated Parties make in favour of the Financing Entities (as applicable) the formal declarations contained in the respective Financing Agreements, declarations that will be understood to be incorporated mutatis mutandis into this Framework Agreement for all appropriate legal and contractual purposes, and reiterate them in full in accordance with the provisions thereof.

7.2 In addition, the Obligated Parties make the following formal declarations in favour of the Financing Entities:

(a) all the information, including that of an accounting and financial nature, provided to the Financing Entities for the execution of this Framework Agreement is true, complete and correct in all its relevant aspects, has been prepared in accordance with the generally accepted accounting principles that are applicable, and reflects its authentic equity, economic and financial situation (including contingent liabilities) and the results of its operations;

(b) the signing of this Framework Agreement is made for the purpose of guaranteeing the financial viability of the Group and, therefore, its mere subscription does not constitute, nor is there a risk that it will constitute, any cause that may give rise to the early termination of the Financing Agreements or the Working Capital Lines; and

(c) each and every one of the conditions prior to or simultaneous to the signature have been met of this Framework Agreement referred to in Clause 14 posterior.

7.3 Each of the formal declarations contained in this Clause shall be understood to be repeated on each date of payment (of principal and/or interest) and on each date of adhesion of a Financing Entity (either by virtue of the provisions of the Clause 6 or by virtue of assignment in accordance with the provisions of the Clause 11.2), by reference to the facts and circumstances that exist at that time and except for the variations that, with respect to the initial situation, may have been communicated to the Financing Entities at all times in accordance with the provisions of the respective Financing Agreements.

8. RESPONSIBILITY OF FUNDING ENTITIES

The contractual position assumed by the Financing Entities in this Framework Agreement is joint, and therefore their rights and obligations arising from it are entirely independent. Notwithstanding this, the decisions that, as a result of the development of this Framework Agreement, correspond to the Financing Entities will be adopted by unanimous agreement of the Financing Entities.

9. COLLABORATION BETWEEN FUNDING ENTITIES

Each of the Funding Entities undertakes with the others to:

(a) to collaborate diligently in order to allow the verification of compliance by the Borrowers with the provisions contained in the L/P Financing, in the Working Capital Lines and in this Framework Agreement; and

(b) exercise their rights in relation to the Financing Agreements and Working Capital Lines to which each one is a party in a way that does not contravene the commitments assumed under this Framework Agreement.

10. RESOLUTION OF THE COMMITMENTS OF THE FUNDING ENTITIES

10.1 Resolutory Condition

The parties agree that in the event of any of the following circumstances (each, the or a "Resolutory Condition"):

(a) The failure to obtain CESCE's authorisation to amend the CESCE Santander Financing Agreement and/or the failure to sign the novation agreement amending the aforementioned CESCE Santander Financing Agreement to include the terms provided for in this Framework Agreement, in accordance with the provisions of Clause 6.1 previous; or

(b) the failure of any of the Funding Entities identified in Annex I to adhere to this Framework Agreement before or on the date provided for (and under the terms provided) in Clause 6.2; or

(c) the failure of any of the Borrowers and/or Guarantors identified in Annex I to adhere to this Framework Agreement before or on the date provided for (and under the terms provided) in Clause 6.3; or

(d) the occurrence of any cause of non-compliance with any of the Financing Agreements, or with any of the contracts that regulate the Working Capital Lines, provided that such non-compliance has not been remedied by the corresponding Accredited in due time and form or dispensed with by the affected Financing Entity (and without prejudice to whether or not the latter has declared the early maturity of the Financing Agreement in question), the commitments assumed by the parties under this Framework Agreement and, in particular, those assumed by the Funding Entities under the provisions of the Clauses 3.1 and 4, will cease to apply immediately and the Framework Agreement will be automatically terminated.

For the purposes set forth in this Clause, the Borrowers and the Financing Entities undertake to notify the rest of the Financing Entities/Accredited Entities of the occurrence of any of the Resolution Conditions within a period of no less than five (5) working days from its occurrence.

10.2 Consequences of the Resolutory Condition

As a result of the occurrence of a Resolutory Condition and with effect from the date of effective notification of this circumstance to the other parties to this Framework Agreement (the "Relevant Date"):

(a) the Framework Agreement shall be deemed to have been terminated;

(b) the Financing Entities will no longer be subject to the current maintenance commitment of the Working Capital Lines provided for in Clause 4 and they may choose not to renew them in accordance with the provisions of the corresponding Working Capital Line; and

(c) the waiting period agreed under The Clause 3.1 remaining from the Relevant Date until the end date of said grace period it will be null and void as if it had never been agreed. Consequently, the amount to be repaid by the Borrowers on each of the principal repayment dates of the respective Financing Agreements (together with the relevant accrued interest) must be adjusted by the Financing Entities in consideration of the grace period effectively elapsed until the Relevant Date, so that the amount of the Total L/P Debt outstanding on that date must be distributed among the outstanding amortization installments to be counted from (and including) the Relevant Date until the final maturity date of the respective Financing Agreements, respecting the amortization system in force in each case.

11. ASSIGNMENTS AND CONFIDENTIALITY

11.1 Assignments by the Obligated Parties

The Obligated Parties may not assign, transfer, substitute or subrogate (or allow subrogation) the rights and obligations contracted in the L/P Financings, in the Working Capital Lines and in this Framework Agreement without the prior written and unanimous authorisation and consent of all the Financing Entities.

11.2 Assignments by Funding Entities

11.2.1 The Financing Entities may assign their contractual position under this Framework Agreement and under their respective Financing Agreement(s) and/or Working Capital Lines in accordance with the terms and conditions provided for in each of them, as applicable.

11.2.2 Notwithstanding the foregoing, the effectiveness of any assignment of its contractual position (in whole or in part) will require the assignee to adhere to this Framework Agreement by issuing the corresponding public document of adhesion in accordance with the model attached as Annex V to this Framework Agreement, unless the periods described in the Clauses have already elapsed 3.1 and 4 Previous.

11.2.3 The Borrowers expressly authorize each of the Financing Entities to disclose potential assignees thereof in accordance with the provisions of the Stipulation 11.2.1 above, the content of this Framework Agreement, the Financing Agreements and the Working Capital Lines, provided that the recipient of the information signs a confidentiality agreement in the terms substantial to those of the Clause 11.3 of this Framework Agreement;

11.2.4 The costs, expenses and taxes of the assignments that occur in accordance with the provisions of this Clause 11.2, shall be borne by the corresponding Financing Entity and/or the assignee.

11.2.5 Once the assignment has been made under this Clause, the Financing Entities (assignor and assignee) must notify the Borrowers of such assignment (with the details thereof).

11.3 Confidentiality

11.3.1 Unless otherwise agreed in writing, the parties mutually undertake to maintain the strictest confidentiality with respect to this Framework Agreement, as well as the novations of the L/P Financing and the renewals of the Working Capital Lines, and not to disclose any information, directly or indirectly, related to such documents, unless such disclosure is: (a) required by law (or by any judicial or administrative authority); (b) necessary to comply with the requirements of any regulatory authority; (c) for the defense of your rights in a judicial or arbitration proceeding; or (d) for the purposes of complying with the provisions of the Terms 6.1 to 6.3 of this Framework Agreement.

11.3.2 Notwithstanding the provisions of the 11.3.1, each party may from time to time disclose information related to this Framework Agreement, as well as the novations of L/P Financing and the renewals of the Working Capital Lines to: (i) its advisors (such as lawyers and financial advisors) and auditors who are legally or by rules of their profession obliged to maintain secrecy with respect to what has been disclosed to them in their capacity as such or, in the absence of such advisers, those who have entered into a confidentiality agreement on terms substantially equivalent to those of this Framework Agreement; and (ii) potential assignees of the Financing Entities as established in the Clause 11.2.3 previous.

12. COSTS AND EXPENSES

Without prejudice to the provisions of the Clause 11.2.4 above, the parties agree that all Notary fees, legal fees (in accordance with previously agreed budgets), duties, taxes, fees and duties that are accrued and any other expenses arising from the negotiation, preparation, granting, adhesion of Financing Entities and granting of this Framework Agreement or any documents and/or actions related to it will be paid by Wallbox Chargers or, where appropriate, reimbursed by it and mentioned therein. The foregoing shall also include any expenses or costs arising from the issuance of a first authorised copy for each of the Funding Entities, as well as the fees of the legal advisers of the Funding Entities (under the terms previously agreed).

Each Financing Entity is expressly irrevocably empowered by the Borrowers to make any payments due in accordance with this Clause 12 for any reason charged to the accounts of the latter opened with each Financing Entity and/or to implement any actions in relation to such payments. Any amounts owed by Creditors under this Clause 12 (including the reimbursement of those amounts advanced by any Financing Entity) that does not have a specific payment date must be paid within five (5) business days following the receipt by the Creditors of the corresponding requirement.

13. COMMUNICATIONS

13.1 All requests, notifications, notices and communications in general between the parties to this Framework Agreement that refer to or derive from it and do not have a special formality provided for therein, will be understood to have been duly made when, with the necessary notice, they are carried out by email or any other system that allows the accreditation of their receipt, addressed to the respective callsign indicated next to the addresses indicated in Clause 13.4 or by writing to said addresses.

13.2 Communications of a general nature relating to this Framework Agreement and those referring to it as a whole to be produced by the Obligated Parties shall be addressed, on the same date, to all the Financing Entities – simultaneously – as established in this Framework Agreement.

13.3 In the same way, communications of a general nature relating to this Framework Agreement and those referring to it as a whole that must be produced by the Financing

Entities addressed to the Obligated Parties will be addressed, in addition to the former, to the other Financing Entities.

13.4 Any modification to the addresses indicated in this Framework Agreement will not have any effect until it has been notified in form to the Financing Entities and the Accredited Entities at least five (5) days in advance. In the case of assignees, the address will be that indicated by the transferring Financing Entity in the corresponding communication of the assignment.

The addresses for the purposes of communications are those indicated for each of the parties in Annex VI to this Framework Agreement.

14. CONDITIONS PRIOR TO OR SIMULTANEOUS TO THE SIGNING OF THIS FRAMEWORK AGREEMENT

The Borrowers declare and the initial Funding Entities accept that, prior to or simultaneously with the signing of this Framework Agreement, each and every one of the conditions listed in Annex VII of this Framework Agreement have been met.

The parties acknowledge and accept that the aforementioned conditions are an essential element for the granting of this Framework Agreement by the Financing Entities.

15. VAT AND TAX ON PROPERTY TRANSFERS AND DOCUMENTED LEGAL ACTS

The parties declare that this Framework Agreement constitutes a transaction subject to Value Added Tax, but exempt from it in accordance with Article 20, section 1, number 18, paragraph c) of Law 37/1992, of 28 December. Likewise, this Framework Agreement is not subject to Transfer Tax and Stamp Duty, in accordance with Articles 7.5 and 31.2 of the revised text of said tax approved by Royal Legislative Decree 1/1993, of 24 September.

16. CALCULATION OF DEADLINES

16.1 Definitions

For the purposes of calculating the time limits provided for in this Framework Agreement, the definitions contained in this Clause shall be used.

• "Hours": means the time of Madrid, unless expressly stated otherwise.

• By "day" or "calendar day": all the days of the Gregorian calendar. In the periods indicated by days, these will be understood as natural unless expressly established otherwise.

• By "business day":

(i) for the purposes of setting rates and movements of funds, every day of the week except on days when the system is closed or not operational Trans-European

Automated Real Time Gross-Settlement Express Transfer System (TARGET-2); and

(ii) for all other purposes, every day of the week, except Saturdays, Sundays and holidays in the cities of Madrid and Barcelona, as well as any other day on which commercial banks are authorised to close in any of the aforementioned cities.

• "Week" means the period between a given day and the same day of the following week.

• "Month" means the period between a given day and the day of the same number in the following month, unless that following month does not have a day of that number, in which case it shall end on the last day of that following month.

• "Quarter" or "three (3) months" means the period of time between a given day and the day of the same number of the following third consecutive calendar month, unless such third month does not have a day of that number, in which case it shall end on the last day of that third month.

• "Semester" or "six (6) months" means the period of time between a given day and the day of the same number of the following sixth consecutive calendar month, unless such sixth month does not have a day of that number, in which case it shall end on the last day of that sixth month.

• "Year" or "twelve (12) months" means the period of time between a given day and the day of the same number of the next twelfth consecutive calendar month, unless such twelfth month does not have a day of that number, in which case it shall end on the last day of that twelfth month.

16.2 Expiration on a non-business day

For the purposes of calculating any of the dates, periods or deadlines provided for in this Framework Agreement, if any of them were or should begin or end on a non-working day, they shall be deemed to have been transferred to the first following working day, unless the latter falls within the following calendar month, in which case they shall be understood to have been transferred to the next working day prior to that one. The excess or deficiency of duration that may occur in a given period of time as a result of the above will be deducted or added, respectively, in the immediately following period.

17. DATA PROTECTION . PROCESSING OF PERSONAL DATA OF THE REPRESENTATIVES SIGNATORIES TO THIS FRAMEWORK AGREEMENT AND, WHERE APPROPRIATE, OTHER NATURAL PERSONS DESIGNATED FOR THE PURPOSES OF NOTIFICATIONS OR FOR THE DEVELOPMENT OR EXECUTION OF THE FRAMEWORK AGREEMENT.

For the purposes of processing personal data and information on data protection, the parties refer to the content included in each of the Financing Agreements and/or Working Capital Lines in relation to this matter.

18. ANTICORRUPTION

Funding Entities are entities committed to the fight against corruption in all its forms, including extortion and bribery. Thus, the Financing Entities have an "Anti-Corruption Policy" that is an essential tool to prevent both them and their employees from engaging in conduct that may be contrary to the regulatory provisions and the basic principles of action of the Financing Entities.

That is why, within the framework of trust and mutual collaboration, the Financing Entities expect the Borrowers to take the measures that are necessary or convenient to guarantee fair behaviour and competition in the market, thus avoiding engaging in conduct contrary to current legislation and the principles that inspire their activity.

The Financing Entities reserve the right to carry out the checks they deem appropriate to ensure compliance, and this Maco Agreement and the L/P Financing(s) or Working Capital Lines of which they are part may expire/terminate in advance if they detect activities that contravene what has been agreed in their respective anti-corruption policy. without the other parties to this Framework Agreement being entitled to receive any consideration.

19. PARTIAL NULLITY

The nullity of any of the Clauses of this Framework Agreement shall not entail the nullity of the Framework Agreement in its entirety.

20. LAW

This Framework Agreement shall be governed by and interpreted in accordance with common Spanish law.

21. JURISDICTION

To the extent that such submission is legally admissible, each of the parties to this Framework Agreement irrevocably submits, expressly waiving any jurisdiction that may correspond to it, to the jurisdiction of the Courts and Tribunals of the capital of Madrid for the hearing and resolution of any claim that may arise from compliance with or interpretation of this Framework Agreement.

The obligated parties:

WALL BOX CHARGERS, S.L.U.

WALLBOX USA Inc.

P.P.

_______________________________

Mr. Enric Asunción Escorsa

WALLBOX NV

P.P.

_______________________________

Mr. Luis Boada Ros

The Funding Entities:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

P.P.

_______________________________ ______________________________________

Mr. Fernando Galea Pla Mr. Eduardo González Soriano

BANCO SANTANDER, S.A.

P.P.

_______________________________ _______________________________

D. Daniel Motilla Sánchez Ms. Lorena Muñoz Sánchez

ANNEX I - L/P FINANCING AND WORKING CAPITAL LINES AFFECTED BY THIS FRAMEWORK AGREEMENT

[REMOVED]

ANNEX II - MODEL DOCUMENT OF ADHESION TO THE FRAMEWORK AGREEMENT BY ADDITIONAL FUNDING ENTITY

[REMOVED]

ANNEX III -

[REMOVED]

ANNEX IV -

[REMOVED]

ANNEX V- MODEL DOCUMENT OF ADHESION TO THE FRAMEWORK AGREEMENT BY TRANSFEREE FINANCING ENTITY

[REMOVED]

ANNEX VI - DATA FOR COMMUNICATIONS PURPOSES

[REMOVED]

ANNEX VII –

[REMOVED]